EXHIBIT 21.1

List of Subsidiaries

S.R.M. Entertainment Limited, a limited company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China.1

1 S.R.M. Entertainment Limited will become a subsidiary of the Company after giving effect to the separation of the Company’s business from Jupiter Wellness, Inc., pursuant to the Amended and Restated Stock Exchange agreement, dated May 26, 2023, by and between the Company and Jupiter Wellness, Inc. as further described in this Registration Statement on Form S-1.